EXHIBIT 10.13

[LOGO OF MERCURY INTERACTIVE]

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

THIS CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT (the “ Agreement”) is entered into by and between Mercury Interactive (Israel) Ltd. (“Mercury Interactive”), an Israeli corporation with its principal place of business at 19 Shabazi Street, Yehud 56100, Israel, and Motive Communications, Inc. (“Licensor”), a Delaware, USA corporation with its principal place of business at 12515 Research Blvd., Building 5, Austin, TX 78759. This Agreement shall be effective as of June 30, 2003 (“Effective Date”), and if no date is filled in, then the Effective Date shall be the date of execution by the second Party. Mercury Interactive and Licensor are sometimes referred to herein individually as a “Party” or collectively as “the Parties”.

RECITALS

WHEREAS, Licensor has proprietary rights in the computer software products listed in Exhibit A and defined below as the Licensor Software;

WHEREAS, Mercury Interactive has proprietary rights in the computer software products and services listed in Exhibit B and defined below as the Mercury Interactive Products;

WHEREAS, Licensor desires to grant to Mercury Interactive and its Affiliates the licenses and rights described below, so that Mercury Interactive can create the Combined Products that include both Licensor Software and a Mercury Interactive Product, and use the Licensor Software and Combined Products as allowed herein;

WHEREAS, Mercury Interactive desires to create Combined Products and then license the Combined Products to its customers on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS. The following capitalized terms shall have the meanings set forth below. Other terms may be defined elsewhere in this Agreement.

“Affiliate” means Mercury Interactive Corporation (Mercury Interactive’s parent), a Delaware corporation with its principal place of business at 1325 Borregas Ave., Sunnyvale, California 94089, and any other entity which during the “Initial Term” of the Agreement defined below is controlled by Mercury Interactive Corporation, and thereafter controls, is controlled by, or is under common control with Mercury Interactive Corporation. “Control” means the direct or indirect ownership of more than fifty percent (50%) of the shares or interests entitled to vote for the directors thereof or the equivalent, for so long as such entitlement subsists, or equivalent power over management thereof. All rights granted herein to Mercury Interactive are also granted to Affiliates.

“Combined Product” means the products marketed and distributed by Mercury Interactive with which or into which the Licensor Software is bundled (either as one product or as separate products or modules), embedded, integrated and/or used along with the Mercury Interactive Products. The Combined Product may also include third-party products marketed and distributed by Mercury Interactive.

“Contractor” means any independent contractor retained by Mercury Interactive, an Affiliate, a Mercury Interactive Alliance Partner, or an End User, whichever the case might be, to exercise rights on behalf of such entity under a license or sublicense granted to such entity in Section 2 below.

“Derivative Works” means (i) for copyrightable or copyrighted material, any translation, abridgment, revision, or other form in which such material may be recast, transformed or adapted, as defined in the United States Copyright Act, 17 USC §101; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material; any of which, if prepared without authorization by the owner of the preexisting work, would constitute an infringement or misappropriation of the copyright or other Intellectual Property rights of the owner. Subject to Licensor’s rights in the underlying Licensor Software, Documentation, and Training Materials from which a Derivative Work is made, which shall at all times remain exclusively owned by Licensor whether as part of any Derivative Work or otherwise, Mercury Interactive is and will be the exclusive owner of any Derivative Works of the Documentation, Training Materials, and the Licensor Software that are prepared by it or any third party on Mercury Interactive’s behalf solely as a result of exercising its licenses to the Documentation, Training Materials and Source Code expressly granted in this Agreement (“Mercury Interactive Derivative Works”). Apart from making Mercury Interactive Derivative Works, neither Mercury Interactive, its Affiliates or any sub-licensee under this Agreement is authorized to make any Derivative Works of the Documentation, Training Materials or Licensor Software, and any such unauthorized Derivative Works shall be owned exclusively by Licensor. In addition, ownership of any Derivative Works made to the Licensor Software by Licensor shall remain with Licensor.

“Documentation” means all end-user, product support, technical service and other written instructions, information and materials for the Licensor Software that Licensor normally provides to its end users and distributors or that Licensor provides for, or approves for use with, the Licensor Software under this Agreement, including manuals, on-line help files and electronic copies of any of the foregoing materials.

“End User” means ultimate customers for the Combined Product who receive from Mercury Interactive, Affiliates, or Mercury Interactive Alliance Partners the right to use the Combined Product for its internal use in accordance with this Agreement or the right to receive Services or Managed Services as authorized in Section 2 below, for a limited term, perpetual term or for evaluation purposes, in either case only for the purpose of using the functionality and features of the Licensor Software for supporting its own internal IT operations. An End User is not authorized to use the Licensor Software in the Combined Products to provide support of a third party’s IT systems or if the End User is, for example, an independent software vendor, to provide support services for such vendor’s applications that have been marketed and licensed to its customers or other third parties.

“End-User License Agreement” or “EULA” means the license by which Mercury Interactive, its Affiliates, or Mercury Interactive Partners in any of the distribution channels of Mercury Interactive and Affiliates, sublicense the Combined Product to End Users.

“Intellectual Property” means any and all technologies, procedures, trade secrets, processes, designs, inventions, discoveries, know-how, methods, works of authorship and other proprietary information, including: (a) all patents, copyrights, mask work rights and other proprietary rights relating thereto; (b) all information and data which is not generally known, (including formulae, procedures, protocols, techniques and results of experimentation and testing) that is necessary or useful to make, use, develop, sell or market software, which a Party has an ownership or licensable interest; (c) all patent applications heretofore or hereafter filed or having legal force in any country, owned by or licensed to a Party or to which a Party otherwise acquires rights, which claim software or use of software, together with any and all patents that have issued or in the future issue therefrom; and (d) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“Licensed Technology” means any and all Intellectual Property embodied in the Licensor Software, Documentation and Licensor QA Tools.

“Licensor QA Tools” means any software programs, tests scripts and suites, hooks, application programming interfaces and documentation thereof, including, but not limited to: (a) all QA test suites used for the purpose of ensuring product quality of Licensor Software; (b) copies of any tools used internally by Licensor for testing Licensor Software except tools that were licensed from other vendors that are readily and commercially available to Mercury Interactive or Affiliates; (c) electronic copies of all Documentation; and (d) any future versions of such Licensor Tools.

“Licensor Software” means Licensor’s software programs licensed to Mercury Interactive hereunder and described in Exhibit A, in Object Code format, and includes all Updates thereto.

“Managed Services” means the use of the Combined Product to provide a service to an End User for a limited term where the primary purpose is to operate or use the Combined Products on behalf of the End User rather than sublicensing the Combined Products to the End User for its own use, whether the service is performed as a professional service or an off-site hosted application service. Managed Services may be provided where (a) a separate license to receive the service using the Combined Products is not allocated to each End User, or (b) where a separate license to receive the services is irrevocably allocated to each End User. In the case of category (a), the right to use the Combined Products in such manner may not be transferred to any End User. In the case of category (b), the license irrevocably allocated to an End User may be transferred to that End User, but only for its own internal use and subject to an EULA as a sublicense under this Agreement. In the case of category (a), Mercury Interactive shall report the revenue it receives from using the Combined Products in such manner in a fair and equitable way based on the value provided to multiple the End Users and not as if the license was for the use of a single End User.

“Master Disk” means, (i) for each version of Licensor Software, a disk containing an Object Code copy of such version from which other high quality copies can be reproduced and identified by Licensor as the manufacturing master copy of such version; and (ii) for each version of the Documentation and Training Materials, a disk containing all of the files required to reproduce and print exact copies of the Documentation or Training Materials.

“Mercury Interactive Alliance Partners” means third parties authorized by Mercury Interactive or Affiliates to sublicense and/or distribute any or all of Combined Products, offer or provide Managed Services or Services, and/or use the Combined Products for developing and/or benchmarking products that interoperate with the Combined Products.

“Mercury Interactive Products” means the Mercury Interactive software listed in Exhibit B and their Natural Successors.

“Natural Successor” means any replacement or substitute product for a Licensor Software or Mercury Interactive Product, as the case may be, for a particular market segment. Natural Successors include but are not be limited to any product that: (a) includes substantially similar functionality to an existing product; (b) represents a performance or other enhancement to similar functionality offered in an existing product; (c) offers similar functionality to an existing product for different operating system software and/or technology platforms; (d) is written in a different development language; or (e) offers similar functionality to an existing product but that is translated into or supports additional natural languages.

“Object Code” means computer software for which the function is not readily determined by humans, without regard to whether intervening interpretation or compilation is required in order to render such software suitable for machine execution

“Services” means services other than Managed Services provided in conjunction with Combined Products, including but not limited to installation, implementation, and deployment; maintenance, technical support and maintenance; training, and professional services.

“Source Code” means computer software in human readable form that is not suitable for machine execution without intervening interpretation or compilation, including all comments and procedural code plus all related development documents and specifications.

“Training Materials” means the courseware and training materials generally provided by Licensor relating to the Licensor Software and Documentation, whether in hard copy or electronic format.

“Updates” mean error corrections, enhancements, modifications, and new releases to the Licensor Software and Documentation, including Natural Successors.

2. GRANT OF OBJECT CODE LICENSES AND RIGHTS; RESTRICTIONS

2.1 Licensor Software and Documentation. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Mercury Interactive and its Affiliates a worldwide, non-exclusive, non-transferable (except as allowed by Section 16.7 (“Assignment”)), and royalty-free (except for the licenses granted in Section 2.1(a)(i)-(iii) and 2.1(d) below which are subject to the royalties referred to in Section 5.1 below) license under the Licensed Technology (but only to the extent such Licensed Technology is embodied in the Licensor Software and solely for use of such embodied Licensed Technology with the Licensor Software in accordance with this Agreement) to do the following in accordance with this Agreement:

(a) Sublicense and Distribution. To sublicense and distribute Object Code copies of the Licensor Software and the Documentation as part of the Combined Products to:

(i) End Users for the purpose of using the Combined Product in accordance with the EULA solely as a Mercury Interactive branded product;

(ii) Mercury Interactive Alliance Partners in Mercury Interactive’s or Affiliates’ distribution channels for the purpose of sublicensing and distributing the Combined Products to End Users solely as a Mercury Interactive branded product.

(iii) Mercury Interactive or Affiliates’ distribution channels for offering Managed Services to End Users.

(iv) Mercury Interactive Alliance Partners for offering Services to End Users; using the Licensor Software with the Combined Products in developing, testing, monitoring and/or benchmarking, but not supporting, Mercury Interactive Alliance Partner’s applications and/or platforms that interoperate with the Combined Products; and/or for exercise of the licenses granted in Sections 2.1(b)-(e) below

(b) Development, Support and Evaluation. To use the Licensor Software to (i) develop integration or interfaces between the Licensor Software and Mercury Interactive Products (and any necessary resulting modifications to the Mercury Interactive Products) and/or between the Licensor Software, as incorporated into the Combined Product, and a Mercury Interactive Alliance Partner, End User, or other third party product, and (ii) to otherwise develop, and to test, support and maintain, evaluate, and provide training for, the Combined Products;

(c) Provide Services. To use the Licensor Software a part of the Combined Product to provide Services to End Users or Mercury Interactive Alliance Partners.

(d) Provide Managed Services. To use the Licensor Software a part of the Combined Product to provide Managed Services to End Users or Mercury Interactive Alliance Partners solely as a Mercury Interactive branded service.

(e) Demonstration. To demonstrate and promote the Licensor Software as part of the Combined Product to potential End Users and Mercury Interactive Alliance Partners.

(f) Reproduction. To reproduce the Licensor Software in order to fully exercise the other licenses granted in this Section 2, for back-up and disaster recovery purposes, and in order to promote and market the Combined Products.

(g) Localization and Translation. To localize and translate the Licensor Software as needed to create different language or local country versions of the Combined Products.

2.2 Documentation License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Mercury Interactive and its Affiliates a worldwide, non-exclusive, non-transferable (except as allowed by Section 16.7 (“Assignment”)), royalty-free license under the Licensed Technology (but only to the extent such Licensed Technology is embodied in the Licensor Software and solely for use of such embodied Licensed Technology with the Licensor Software in accordance with this Agreement)to translate and modify the Documentation, to incorporate all or any portion of the Documentation into or with Mercury Interactive’s documentation for the Combined Product, to reproduce the Documentation, and to Distribute the Documentation and the modified Documentation, in each case with appropriate Licensor copyright notices included consistent with Mercury Interactive’s right to privately label the Combined Products. Licensor will provide Documentation in a mutually agreed upon format.

2.3 Training Materials License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Mercury Interactive and its Affiliates a worldwide, non-exclusive, non-transferable (except as allowed by Section 16.7 (“Assignment”)), royalty-free license under the Licensed Technology (but only to the extent such Licensed Technology is embodied in the Licensor Software and solely for use of such embodied Licensed Technology with the Licensor Software in accordance with this Agreement)to use, translate and modify the Training Materials, to incorporate all or any portion of the Training Materials into or with Mercury Interactive’s training materials for the Combined Product, to reproduce the Training Materials as necessary (with appropriate Licensor copyright notices included consistent with Mercury Interactive’s right to privately label the Combined Products), to conduct training of employees and Contractors of Mercury Interactive and Mercury Interactive Alliance Partners, and training of End Users, and to Distribute a copy of the Training Materials and the modified Training Materials to persons attending such training. Licensor will provide Training Materials in a mutually agreed upon format.

2.4 Trademark License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Mercury Interactive and its Affiliates a worldwide, non-exclusive, non-transferable (except as allowed by Section 16.7 (“Assignment”)), royalty-free license under the Licensed Technology (but only to the extent such Licensed Technology is embodied in the Licensor Software and solely for use of such embodied Licensed Technology with the Licensor Software in accordance with this Agreement)to use, at its sole discretion, the Licensor trademarks, service marks, tradenames, and logos for the Licensor Software (“Licensor Marks”) in connection with marketing, promoting and distributing the Combined Products. The Combined Product may be private labeled. Mercury Interactive acknowledges that ownership to and all goodwill in the Licensor Marks are vested exclusively in Licensor and/or its licensors. Mercury Interactive acquires no right to the Licensor Marks other than the limited right to use set forth herein. Mercury Interactive shall comply with Licensor’s then-current trademark usage guidelines as previously provided by Licensor to Mercury Interactive.

2.5 License to Licensor QA Tools. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Mercury Interactive and its Affiliates a non-exclusive, royalty-free, worldwide, non-transferable (except as allowed by Section 16.7 (“Assignment”)) license under the Licensed Technology (but only to the extent such Licensed Technology is embodied in the Licensor Software and solely for use of such embodied Licensed Technology with the Licensor Software in accordance with this Agreement)to reproduce and use the Licensor QA Tools, in Object Code form, for the purposes of reproducing, using, distributing, supporting and maintaining Licensor Software as part of the Combined Products. Upon request, Licensor shall provide to Mercury Interactive a list of the Licensor QA Tools used with the Licensor Software.

2.6 Rights for Mercury Interactive Alliance Partners. Mercury Interactive or its Affiliates may sublicense any or all of the foregoing rights to Mercury Interactive Alliance Partners that are authorized to sublicense and distribute the Combined Products in accordance with Section 2.1(a) above.

2.7. Right to Use Contractors. Except for the right to sub-license and distribute the Licensed Software and Documentation set forth in this Section 2, Mercury Interactive, Affiliates, Mercury Interactive Alliance Partners and End Users to whom a license or sublicense is granted in this Section 2 is entitled to exercise that license by and through its respective Contractors.

2.8 Installation Site. Any copies of Licensed Software and Documentation deployed for use by a licensee or sublicensee in accordance with the licenses granted in this Section 2 may be installed for use on any computer system located at a facility of Mercury Interactive or an Affiliate, the applicable licensee or sublicensee, or any Contractors of the foregoing.

2.9 Term of Licenses. All licenses granted herein shall remain in effect for the Term of the Agreement stated in Exhibit A, except where post-expiration/termination use is allowed by Section 8.3 (“Effect of Termination”) or if and when Mercury Interactive exercises the “Option” defined in Exhibit A, and are subject to termination by Licensor only for material breach by Mercury Interactive. Notwithstanding the foregoing, sublicenses granted under EULAs shall survive in accordance with the provisions of the EULA.

2.10 Prerequisite Licenses. The Parties acknowledge that the Licensor Software may include intellectual property owned by Licensor or licensed to Licensor by third parties. Licensor represents and warrants that it has valid license agreements in effect that authorize Licensor to grant third parties like Mercury Interactive the right to exercise rights with respect to the intellectual property embodied in the Licensor Software as provided in this Agreement (“Prerequisite Licenses”). Upon termination of any Prerequisite License, Licensor shall either (a) obtain for Mercury Interactive and Affiliates the right to continue using such third-party intellectual property or (b) replace embodiments of such third-party intellectual property in the Licensor Software with non-infringing embodiments of equivalent function, performance and efficiency.

2.11 License Restrictions. The licenses granted in Section 2.1 through 2.5 are subject to the following restrictions:

(a) Except to the extent this prohibition is invalid under local law, Mercury Interactive may not decompile, disassemble, reverse engineer, or otherwise attempt to discover any Source Code of any Licensor Software. When private labeling the Licensor Software as part of the Combined Product, Mercury Interactive will include, in an appropriate location consistent with such labeling, Licensor’s copyright and other applicable proprietary notices that appear on any Licensor Software, copies thereof, media, or Documentation, and when not private labeling shall maintain such Licensor notices as they appear in the Licensor Software, copies thereof, media, or Documentation.

(b) Except to the extent expressly allowed in this Agreement, Mercury Interactive shall not use, copy, distribute or sublicense the Licensed Products, the Documentation or the Training Materials.

(c) Except as expressly allowed in this Agreement, Mercury Interactive may not create Derivative Works based on any Licensor Software, Documentation, or Training Materials or translate or modify any of the same.

(d) Mercury Interactive is not entitled to sell, offer for sale, distribute, or in any way provide to third parties Source Code or Source Code documentation relating to the Licensor Software.

(e) Any distribution by Mercury Interactive to End Users of a Combined Product shall be pursuant to a EULA which is at least as protective of Licensor Software as Mercury Interactive’s standard EULA is of the Combined Products. The EULA shall contain terms substantially equivalent to the license restrictions set forth in Subsections 2.11(a)-(c) above and 3.1 below.

(f) Any sublicensing of Licensor Software, Documentation or Training Materials to a Mercury Interactive Alliance Partner shall be pursuant to a sublicense agreement, and use of any of the Software, Documentation or Training Materials by a Contractor on behalf of Mercury Interactive shall be pursuant to a subcontract or similar agreement, each of which grants the Mercury Interactive Alliance Partner or Contractor no greater rights with respect to the Licensor Software, Documentation or Training Materials than are granted in this Section 2 and paragraph 3.1. Such agreements shall also contain terms substantially equivalent to the license restrictions set forth in Subsections 2.11(a)-(e) depending upon the specific rights in Section 2 that are being sublicensed to Mercury Interactive Alliance Partners, or with respect to Contractors that are being exercised on behalf of Mercury Interactive or Affiliates.

(g) Mercury Interactive will not license or OEM the Combined Software to Mercury Interactive Alliance Partners or Technology Companies (for purpose of this Agreement “Technology Companies” shall include but not be limited to ISV’s or hardware manufacturers) for the Mercury Interactive Alliance Partner’s or Technology Company’s use in providing support or services to its customers or for its customer facing external products (as opposed to use as an End User to provide support for its own internal IT operations.

3. OWNERSHIP

3.1 Licensor Ownership. This Agreement does not grant Mercury Interactive any ownership rights in any Licensor Software, except for the Mercury Interactive Derivative Works. Mercury Interactive recognizes Licensor’s rights in the Licensor Software and in the Intellectual Property rights therein and will not at any time knowingly bring such title or validity into issue or in any way impair the title of Licensor to any of such rights. Mercury Interactive agrees that, as between Mercury Interactive and Licensor, except for the Mercury Interactive Derivative Works Licensor shall retain ownership of, and title to, (a) Licensor Software, and all copies thereof made by Mercury Interactive, and (b) any compilations, Derivative Works,            , and all patches, revisions, and Updates, made by either party to the Documentation, and Training Materials, and in each case under (a) and (b) to the related patents, copyrights, trademarks, trade secrets and other Intellectual Property rights. Licensor shall retain ownership to any ideas and know how independently developed by Licensor without breach of the Intellectual Property rights of Mercury Interactive or its Affiliates in the Mercury Interactive Products or Combined Products or Licensor’s confidentiality obligations in this Agreement

3.2 Mercury Interactive Ownership. Licensor recognizes Mercury Interactive’s and/or its licensors rights in the Mercury Interactive Products and in the related Intellectual Property rights therein and will not at any time bring such title or validity into issue or in any way impair the title of Mercury Interactive to any of such rights. Licensor agrees that, as between Mercury Interactive and Licensor, Mercury Interactive and/or its licensors shall retain ownership of, and title to, the Mercury Interactive Products, the Mercury Interactive Derivative Works and any ideas and know how independently developed by Mercury Interactive or Affiliates without breach of the licenses granted herein and confidentiality obligations in this Agreement.

3.3 License, Not Sale or Purchase. All references in this Agreement to “sales” (or words of similar import) of a copy of a Combined Product signify only the right of Mercury Interactive and its Affiliates to grant the sublicenses specified above.

4. DELIVERY; LICENSE KEY PROCESS

4.1 Delivery. Within seven (7) business days after the Effective Date, and within seven (7) days of the release of each Update under maintenance, Licensor will deliver to Mercury Interactive at the address stated on Exhibit G, a Master Disk of each of the Licensor Software, Documentation, and Training Materials, and the license keys required under Section 4.2. If the Licensor Software, Documentation, and Training Materials are available via electronic transmission/download, then with prior notice to and consent of Mercury Interactive, Mercury Interactive shall be responsible for downloading the Licensor Software, Documentation, and Training Materials and Mercury Interactive will not receive Master Disks.

4.2 License Key Process. If Licensor requires license keys to initially enable the functionality of the Licensor Software, Licensor shall promptly provide Mercury Interactive with a master key (or ability to generate its own keys).

4.3 No Security Mechanism. Licensor represents and warrants that it shall not, either now or in the future, perform any actions or include in the Licensor Software any software, hardware, electronic or other security mechanism, including password, CPU serial number validation or dependency, electronic initialization protection, time dependent execution and the like, nor any disablement, deinstallation, deactivation, damage, or deletion mechanism that hinders Mercury Interactive’s ability to use or physically and electronically transport the Licensor Software as allowed under this Agreement, or otherwise exercise its rights under this Agreement, except for license keys authorized under Section 4.2.

4.4 Right to Purchase Documentation and Training Materials. Mercury Interactive may purchase Documentation and Training Materials from Licensor at mutually agreeable fee plus actual delivery charges.

4.5 Access to Beta Software. Licensor agrees to provide Mercury Interactive with Beta releases of new versions or Updates of the Licensor Software as soon as they are available to any other partner or customer of Licensor, or in the absence of a beta release, with a target of ninety (90) days’ notice of a general release of an Update or new product, in each case for internal evaluation, development, integration and testing use only by Mercury Interactive and Affiliates in accordance with the applicable licenses granted in Section 2.1.

5 FEES; PAYMENT TERMS; TAXES

5.1 Fees. The royalties for the Licensor Software and other applicable fees (if any) for the rights and licenses granted in this Agreement are set forth on Exhibit A.

5.2 Quarterly Statements. Within sixty (60) days after the end of each fiscal quarter during the Term of this Agreement, and thereafter so long as Mercury Interactive is still distributing a Combined

Product, Mercury Interactive shall provide to Licensor a written payment report for the preceding quarter, setting forth, for that quarter, a calculation in reasonable detail of the royalties and fees for maintenance and support services then due (if any) under this Agreement. Each report shall be accompanied by a payment in the amount specified in the report.

5.3 Payment Terms. All payments due according to the quarterly statement shall be made by check or wire transfer accompanying the quarterly statement. Payment terms for other amounts due are net thirty (30) days from Mercury Interactive’s receipt of a valid invoice from Licensor, unless different payment terms are stated in the applicable Exhibit.

5.4 Currency. All payments will be made in United States dollars.

5.5 Taxes.

(a) General. The royalties and any other amounts payable to Licensor under this Agreement do not include taxes and other similar charges. Except for taxes on Licensor’s net income and net worth and withholding taxes, Mercury Interactive is responsible for, and shall pay or reimburse Licensor for, all taxes, including sales, use, value-added (VAT), general services (GST), gross receipts, excise, personal property, import duties, or any similar assessments based on the licenses granted and services provided by Licensor under this Agreement or arising from the distribution of the Combined Products by Mercury Interactive under this Agreement.

(b) Tax Exemption. Mercury Interactive may provide Licensor with a tax exemption certificate acceptable to the taxing authorities in lieu of paying such taxes. Mercury Interactive shall reimburse Licensors for any fines, penalties, taxes and other charges, including expenses incurred by Licensor due to Mercury Interactive’s submission of invalid information.

(c) Withholding Tax. If applicable law requires Mercury Interactive to withhold any income taxes levied by the authorities in Mercury Interactive’s country of residence on royalties or other payments to be made to Licensor pursuant to this Agreement (“Withholding Tax”), Mercury Interactive shall take advantage of the reduced Withholding Tax provided for by the tax treaty then in force between Mercury Interactive’s country of residence and Licensor’s country of residence. Mercury Interactive shall promptly effect payment of the Withholding Tax to the appropriate tax authorities and shall transmit to Licensor within thirty (30) business days of such payment official tax receipts or other evidence issued by the appropriate tax authorities sufficient to enable Licensor to support a claim for income tax credits in Licensor’s country of residence. Mercury Interactive further agrees to assist Licensor, upon request, if Mercury Interactive contests, by appropriate legal or administrative proceedings, the validity or amount of the Withholding Tax. If despite the use of reasonable efforts, Licensor has not received such tax credit within fifteen (15) months of when it would be due such credit under applicable law, then Mercury Interactive shall reimburse Licensor for the un-credited amount, provided however that if thereafter Licensor does in fact receive all of any part of the credit that was reimbursed it shall promptly pay to Mercury Interactive an amount equal to such credited amount. The parties shall cooperate in good faith to minimize Withholding Taxes to the extent legally permissible.

6. MAINTENANCE AND SUPPORT SERVICES; PROFESSIONAL SERVICES

6.1 Licensor Maintenance and Support. Mercury Interactive will provide First Level Support for its internal use licenses and to its End Users and Mercury Interactive Alliance Partners, as described in Exhibit C. Subject to payment by Mercury Interactive of the applicable fees stated in Exhibit A (if any), Licensor will provide Second Level Support and Third Level Support to Mercury Interactive and Affiliates, in accordance with Licensor’s most comprehensive maintenance and support offering made generally available to its other end-user licensees of Licensor Software or in accordance with the support plan stated in Exhibit C, whichever provides a higher level of service, and will support Mercury Interactive as needed for its research and development and integration efforts, in accordance with Exhibit D.

6.2 Integration and Training. Licensor will provide Mercury Interactive with training, and technical support for the initial integration of the Licensor Software with the initial Mercury Interactive Products, in accordance with Schedule D. The training will be sufficient to enable Mercury Interactive to integrate, sell, implement and provide primary product and technical support on the Licensor Software to its customers.

6.3 Consulting and Professional Services. If Mercury Interactive requests that Licensor provide consulting or professional services to Mercury Interactive or Affiliates for the Licensor Software, the Parties will negotiate in good faith to enter into appropriate terms and conditions for the provision of such services, as stated in Exhibit E or a separate agreement to be entered into.

6.4 Development. If Licensor will be performing any development work for Mercury Interactive in connection with this Agreement, it is to be specified in Exhibit F. Licensor will consider enhancements to Licensor Product requested by Mercury Interactive to potentially be included in future versions or Updates.

6.5 Notice for Discontinuation of Maintenance and Support Service. Licensor shall provide Mercury Interactive with at least two (2) years’ written notice prior to discontinuing maintenance and support service, including Updates for all customers (“End of Life”), for any of the Licensor Software or any feature thereof.

7. CONTACTS; MEETINGS; JOINT MARKETING ACTIVITIES

7.1 Program Managers. Throughout the Term of this Agreement, each Party shall designate a qualified employee as its Program Manager hereunder (“Program Manager”) and shall notify the other Party of such designation in writing. Each Party’s Program Manager will be a liaison with overall responsibility for managing such Party’s performance under this Agreement and with respect to the coordination of efforts and the initial resolution of problems and disputes under this Agreement. The parties will endeavor to maximize efficiency by allowing their technical, product management, support, marketing and other personnel who have primary responsibility for the Party’s performance to deal directly with their counterparts in the other Party on the matter at hand without need to contact the Program Manager first.

7.2 Semi-Annual Review. Development executives of each Party shall meet twice each year to review Licensor Software plans.

7.3 Joint Marketing Activities. Licensor and Mercury Interactive agree to participate in joint marketing programs, such as press releases, seminars, trade shows, and other events, from time-to-time as they mutually agree. Initial marketing programs are outlined in Exhibit H. Program funding will be determined and mutually agreed upon at the time of mutual commitment to the program and reflected in Exhibit H.

7.4 Marketing Collateral. As soon as reasonably practical but no more than fifteen (15) days after the Effective Date, Licensor shall provide Mercury Interactive with a hard copy and an electronic copy of all marketing collateral generally used by Licensor to market and promote the Licensor Software. Mercury Interactive may make as many copies as are needed for effective marketing and promotion of the Combined Product pursuant to this Agreement. In addition, Licensor shall provide Mercury Interactive with electronic updates to such marketing collateral within one week after Licensor first makes such updated collateral available to other licensees or customers.

8. TERM AND TERMINATION; EFFECT OF TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect for the Initial Term (and renewals there of), specified in Exhibit A, unless earlier terminated as provided herein. Upon the expiration of the Initial Term, this Agreement shall renew for additional one year periods as specified in Exhibit A (each a “Renewal Term”), solely at the discretion of Mercury Interactive, for a period not to exceed ten (10) years after the Effective Date. The Initial Term and any Renewal Terms are collectively referred to as the “Term”.

8.2 Termination for Breach or Insolvency. Either Party may terminate this Agreement at any time upon written notice if the other Party (i) is in material breach of its obligations hereunder and fails to cure such breach within thirty (30) days following written notice of such breach, or (ii) becomes insolvent or files or has filed against it a petition under bankruptcy or insolvency law which remains undismissed after sixty (60) days, makes an assignment for the benefit of creditors or takes any similar action under applicable bankruptcy or insolvency law.

8.3 Effect of Termination.

(a) Upon expiration or termination of this Agreement for any reason (except for material breach of Section 2.11, 3.1, 10, or the payment provisions of this Agreement, provided, however, that these exceptions shall not apply to survival of licenses granted to or ordered by End Users prior termination referred to in Section 8.3(a)(ii) below):

(i) All rights and licenses granted under this Agreement shall terminate immediately except Mercury Interactive, Affiliates, and Mercury Interactive Alliance Partners may perpetually continue to exercise all licenses necessary to meet its commitments to End Users for sublicenses granted or ordered prior to termination, for providing support and maintenance to End Users for sublicenses granted or ordered prior to termination, and to distribute Updates to End Users as part of such support and maintenance, and other rights in 2.1 that are necessary in order for Mercury Interactive to effectively exercise the foregoing surviving licenses and rights.

(ii) End Users (including Mercury Interactive Partners that have sub-licensed the Combined Products as End Users) who have licensed or ordered licenses for the Combined Product prior to expiration or termination may perpetually continue to use the Combined Product in accordance with the EULA, whether by any number of new renewal terms or by conversion to a perpetual license without Mercury Interactive being obligated to pay additional royalties.

(iii) Until such time as Licensor no longer provides support and maintenance for the Licensor Products, but no less than two (2) after expiration or termination, Licensor shall continue offering maintenance and support services, in accordance with Exhibit C, to Mercury Interactive and Affiliates to enable them to provide support for End Users and Mercury Interactive Alliance Partners, subject to continued payment of the post termination maintenance and support fees (if any) as stated in Exhibit A.

(iv) Each Party shall return all copies of the Confidential Information disclosed by the other Party which remain in the receiving Party’s possession or under its control, except that Mercury Interactive and Affiliates may keep copies of Licensor Confidential Information solely as needed to enable them to exercise the surviving rights granted in this Section and subject to the Mutual Non-Disclosure Agreement attached as Exhibit I.

(b) Termination shall not affect each Party’s obligation to pay all amounts due to the other accrued prior to termination (or, where applicable, after termination).

8.4 Survival. The following sections will survive expiration or termination of this

Agreement: 1 “Definitions”; 2.11 “License Restrictions; 3 “Ownership”; 6 “Fees; Payment Terms; Taxes”; 7 “Taxes”; 8.3 “Effect of Termination”; 9 “Books and Records; Audit”; 10 “Confidential Information”; 11 “Warranties”; 12 “Intellectual Property Infringement Indemnification”; 13 “Limitation of Liability”; 15 “Export Compliance”; 16 “General”.

9. BOOKS AND RECORDS; AUDIT

Mercury Interactive shall keep complete books and records regarding the basis of royalties paid to Licensor under this Agreement. Mercury Interactive agrees that Licensor may, at Licensor’s discretion and expense upon thirty (30) days’ prior notice to Mercury Interactive, during Mercury Interactive’s normal business hours, but not more than once every twelve (12) months and not during the first or last three (3) weeks of any Mercury Interactive fiscal quarter, inspect and audit Mercury Interactive’s books and records pertaining to the royalties, fees for Maintenance Services, and fees for Support Services paid to Licensor under this Agreement in order to verify the accuracy of such payments. Such audits may be performed on Licensor’s behalf only by an independent third-party accountant from a reputable accounting firm (the “Auditor”). The Auditor must execute with Mercury Interactive a nondisclosure agreement reasonably acceptable to Mercury Interactive with regard to all materials inspected by the Auditor. The Auditor may report to Licensor whether or not the amounts due hereunder were underpaid or overpaid and if so, the amount of such discrepancy. If amounts are found to be underpaid or overpaid, the Auditor may also provide Licensor with sufficient documentation and information to substantiate such underpayment or overpayment. The Auditor shall provide to Mercury Interactive the full details of such audit. Mercury Interactive agrees to cooperate with Licensor and the Auditor in conducting such audits, including without limitation providing access to Mercury Interactive’s relevant books and records. Should the Auditor discover any underpayment or over-payment, the Parties shall make appropriate adjustments.

10. CONFIDENTIAL INFORMATION

10.1 Mutual Nondisclosure Agreement. During the course of this Agreement, each Party may disclose to the other certain proprietary or confidential information, which shall be received in confidence and not be revealed to third parties or applied to uses other than recipient’s performance of its obligations hereunder, as specified in greater detail in the Mutual Nondisclosure Agreement attached hereto as Exhibit I and incorporated herein by reference.

10.2 Agreement Confidential. Neither Party shall disclose, advertise or publish the terms or conditions of this Agreement without the prior written consent of the other Party, except (i) as may be required by law (including for disclosure purposes under applicable securities laws and regulations) and (ii) to its professional advisors and to investors or potential investors who are under an obligation of confidentiality at least as restrictive as that contained in this Section 10.

11 WARRANTIES

11.1 Status Warranties. Each Party represents and warrants that it has the right to enter into this Agreement with full corporate authority. Licensor represents and warrants that it has the right to grant the licenses and rights provided herein without breach of agreements with third parties. Licensor represents that as of the Effective Date it is not aware of any threatened or pending third-party infringement claims with respect to the Licensor Software, Documentation, or Training Materials.

11.2 No GPL or Open Source Code. Licensor represents and warrants that the Licensor Software does not contain any code subject to the GNU General Public License (“GPL”), “copyleft” license, or any other license that requires as a condition of use, modification and/or distribution of such code that other software incorporated into, derived from or distributed with such code be (i) disclosed or distributed in Source Code form; (ii) licensed for the purpose of making Derivative Works; or (iii) redistributable at no charge. Licensor represents and warrants that the Documentation and Training

Materials are not subject to the GNU Free Documentation License or other license that imposes any of the conditions listed above for code.

11.3 Licensor Software Media Warranty. Licensor warrants that the media on which the Licensor Software is embodied and the media on which any Update is delivered will be free from material defects for a period of ninety (90) days from the delivery date of such media to Mercury Interactive. Licensor’s entire liability and Mercury Interactive’s exclusive remedy under this software media warranty will be to replace the defective media and all Licensor Software on such media.

11.4 Licensor Software Warranty. Licensor warrants, for a period of one hundred-eighty (180) days from the initial delivery of the Licensor Software to Mercury Interactive, that the Licensor Software shall operate with the Mercury Interactive Topaz application product in all material respects in conformance with the Documentation. Licensor does not warrant that the Licensor Software will be error-free. Licensor’s entire liability, and Mercury Interactive’s exclusive remedy, under this limited Licensor Software Warranty shall be for Licensor (i) to attempt, through best reasonable efforts, to correct any reproducible substantial nonconformity discovered within the warranty period; or (ii) to replace the nonconforming Licensor Software with Licensor Software which conforms to the foregoing warranty. If Licensor is unable to cure the breach of warranty described in this Section 11.4, after attempting the remedies described in (i) and (ii) above, at Mercury Interactive’s request Licensor shall promptly refund any royalties paid by Mercury Interactive to Licensor for the Licensor Software. Mercury Interactive agrees to return all Licensor Software whose fees have been refunded. The warranty shall not apply to the extent the non-conformance was caused by unauthorized modification, abuse or misuse of the Licensor Software.

11.5 No Viruses. Licensor warrants that the Licensor Software shall not contain any viruses, time bombs, worm, drop dead device, Trojan horse or other contaminant or self propagating program or disabling device designed to disable, erase, destroy, damage, alter or render useless or ineffective, or otherwise harm the Licensor Software, the Combined Products or any other software, hardware, networks, systems or data with which the Combined Product process, connect to, run on, or interoperate with.

11.6 Maintenance And Support Services and Consulting and Professional Services Warranty. Licensor warrants that any maintenance and support services and consulting and professional services performed pursuant to this Agreement shall be performed in a professional and workmanlike manner consistent with generally accepted industry standards and in accordance with the requirements of the applicable Exhibit.

11.7 Limited Non-competition. Licensor warrants that for a period of nine (9) months following execution of the Agreement, Licensor agrees not to directly or indirectly enter into any resale or distribution agreement or any type of collaborative agreement with BMC Corporation or any of its “Affiliates” for joint or cooperative sales or marketing of the Licensor Software with products and/or services of BMC Corporation. “Affiliates” as used here means any entity that controls, is controlled by, or is under common control with BMC Corporation. “Control” means the direct or indirect ownership of more than fifty percent (50%) of the shares or interests entitled to vote for the directors thereof or the equivalent, for so long as such entitlement subsists, or equivalent power over management thereof.

11.8 Warranties Exclusive. TO THE FULL EXTENT ALLOWED BY LAW, THE WARRANTIES AND REMEDIES STATED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, OR ARISING FROM THE COURSE OF DEALING BETWEEN THE PARTIES OR USAGE OF TRADE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

12. INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION

12.1 Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Mercury Interactive and all applicable Affiliates and Mercury Interactive Alliance Partners, and their officers, directors, employees, End Users, agents, successors and assigns, from and against any and all actual, damages, liabilities, settlements, costs and expenses (including legal expenses and the expenses of other professionals) as incurred, resulting from or arising out of any claim, demand, or cause of action which alleges that the Licensor Software, Documentation, or Licensor QA Tools or any part thereof provided to Mercury Interactive hereunder as licensed or sublicensed hereunder infringes on of any patent or any copyright or misappropriation of any trade secret, or infringes or misappropriates any other Intellectual Property right of a third party (“Claim”). Mercury Interactive or its Affiliate will provide Licensor with prompt written notice of the filed Claim and permit Licensor to control the defense, settlement, adjustment or compromise of such Claim; provided, however, that if the Claim is one of multiple claims in a lawsuit against Mercury Interactive and/or its Affiliates, Mercury Interactive may, at its sole discretion, elect to participate in control the defense, settlement, adjustment or compromise of the Claim against Mercury Interactive, in which event: (a) the parties agrees to cooperate together and provide any assistance as may be reasonably necessary for the defense, settlement, adjustment or compromise of any such Claim, and (b) Licensor shall not be relieved of its indemnification and hold harmless obligations under this Section 12, whereby Licensor remains responsible for its proportionate share of the damages, liabilities, settlements, costs and expenses relating to the Claim and attributable to Licensor. Mercury Interactive may employ counsel at its own expense to assist it with respect to the Claim; provided, however, that if such counsel is necessary because of a conflict of interest of either Licensor or its counsel or because Licensor does not assume control, Licensor will bear the expense of such counsel. Mercury Interactive shall have no authority to settle any Claim on behalf of Licensor.

12.2 Licensor’s Efforts. If the manufacture, use or sale of the Licensor Software, Documentation, or Licensor QA Tools is enjoined or becomes the subject of a Claim, Licensor shall: (i) notify Mercury Interactive in writing within ten (10) business days of any such Claim or injunction, (ii) obtain such licenses, or make such replacements or modifications, as are necessary to the continued manufacture, use or sale of the Licensor Software, Documentation, or Licensor QA Tools without infringement and in compliance with its specifications, (iii) develop with Mercury Interactive or the applicable Affiliates an implementation plan (the “Plan”), which plan shall address customer notification, scheduling, performance of any replacements, modifications, retrofitting, return and/or reinstallation of the Combined Products and any additional steps reasonably necessary or requested by Mercury Interactive or the applicable Affiliates to minimize the impact of such injunction or Claim on Mercury Interactive, the applicable Affiliates, and the Mercury Interactive Alliance Partners, and End Users,. If Licensor is unable to achieve any of the foregoing within a commercially reasonable period of time, with time being of the essence, after the filing of a Claim or the entry of the injunction, as applicable, Licensor shall, at Mercury Interactive’s or the applicable Affiliates’ request, promptly refund to Mercury Interactive all license fee and any post termination maintenance fees paid under Exhibit A for the then current annual maintenance period amounts paid by Mercury Interactive to Licensor relating to the infringing Licensor Software, Documentation, or Licensor QA Tools. Nothing in this paragraph shall limit any other remedy of Mercury Interactive or its Affiliates or any other obligation of Licensor in Section 12.1.

12.3 Exceptions to Licensor Indemnity. Licensor shall have no obligation under Sections 12.1 and 12.2 to the extent any Claim results from (i) use of the Licensor Software, Documentation, or Licensor QA Tools in combination with any other software, product, or materials that may not be reasonably anticipated to be used with Licensor Software, Documentation, or Licensor QA Tools, if the infringement would not have occurred but for such combination; (ii) any alteration or modification of the Licensor Software, Documentation, or Licensor QA Tools not provided or authorized by Licensor, if the infringement would not have occurred but for such alteration or modification; (iii) use of the Licensor Software, Documentation, or Licensor QA Tools in a way not reasonably anticipated or not provided for or described in the applicable technical documentation, if the infringement would not have occurred but for such use; or where Mercury Interactive continues the allegedly infringing activity after being provided with notice thereof and Licensor is diligently pursuing the actions and remedies described in Section 12,2 above, or after being provided at not cost with modifications in accordance with Section 12.2 that would avoided the alleged infringement.

12.4 Entire Liability. THE FOREGOING, AND THE WARRANTIES AND REPRESENTATIONS STATED IN SECTION 2.10 (“PREREQUISITE LICENSES”) and 11.1 (“STATUS WARRANTIES”), STATES THE ENTIRE RESPONSIBILITY AND LIABILITY OF LICENSOR TO MERCURY INTERACTIVE AND MERCURY INTERACTIVE’S SOLE REMEDY CONCERNING CLAIMS BROUGHT BY THIRD PARTIES REGARDING INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO PATENT, COPYRIGHT, TRADEMARK, AND TRADE SECRET RIGHTS, AND IS IN LIEU OF AND REPLACES ANY AND ALL OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES, TERMS, OR CONDITIONS REGARDING INFRINGEMENT AND MISAPPROPRIATION.

13 LIMITATION OF LIABILITY

EXCEPT FOR DAMAGES RESULTING FROM A BREACH OF SECTION 10 (“CONFIDENTIAL INFORMATION”), AND EXCEPT FOR OBLIGATIONS UNDER SECTION 12 (“INTELLECTUAL PROPERTY INFRINGEMENT DEFENSE”), TO THE FULL EXTENT ALLOWED BY LAW THE PARTIES EXCLUDE ANY LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, OR FOR LOSS OF REVENUE OR PROFITS, LOSS OF BUSINESS, LOSS OF INFORMATION OR DATA, OR ANY OTHER DAMAGES THAT ARE NOT DIRECT, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

EXCEPT FOR DAMAGES RESULTING FROM A BREACH OF SECTION 10 (“CONFIDENTIAL INFORMATION”), A BREACH OF SECTION 2.11(A) (LICENSE RESTRICTIONS), AND EXCEPT FOR OBLIGATIONS UNDER SECTION 12 (“INTELLECTUAL PROPERTY INFRINGEMENT DEFENSE”), NEITHER PARTY SHALL NOT BE LIABLE OR OBLIGATED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE FEES PAID TO LICENSOR HEREUNDER WITH RESPECT TO THE APPLICABLE LICENSOR SOFTWARE OR PROFESSIONAL SERVICES.

14 SOURCE CODE ESCROW

14.1 Failure to Support and Maintain; Insolvency. Licensor has established a software escrow agreement with Data Securities International, Inc. (“DSI”) in the form of attached Exhibit J. subject to DSI’s agreement to the Mercury Interactive’s reasonably requested changes to DSI’s standard form, if any. If a satisfactory agreement cannot be reached with DSI, the Parties will find an acceptable alternative. Under either such agreement, Licensor will maintain a deposit of all Licensor Software Source Code and Documentation necessary to enable Mercury Interactive to provide maintenance and support for the Licensor Software to the fullest extent necessary to exercise the licenses granted in this Agreement (“Deposit Materials”). At Mercury Interactive’s request and expense, Licensor will agree to register Mercury Interactive as a beneficiary to such escrow agreement for the Licensor Software licensed by Mercury Interactive. Licensor will place in escrow the Deposit Materials and update them for all bug fixes and Updates that Mercury Interactive is entitled to receive under this Agreement.

The escrow agreement shall provide for release of the Deposit Material in accordance with the following release conditions:

(a)	Licensor either files entry of an order for relief under Title 11 of the United States Code,

(b)	the making by Licensor of a general assignment for the benefit of creditors or ceases to do business,

(c)	the appointment of a general receiver or trustee in bankruptcy of Licensor’s business or property,

(d)	action by Licensor under any state insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation, or

(e)	Licensor abandons, discontinues offering, or otherwise fails to provide support and maintenance of the Source Code for any specific Licensor Software in accordance with the Agreement leaving no successor in interest that from an objective perspective is qualified and experienced enough to support and maintain the Source Code and has sufficient financial and technical resources to do so, that is supporting and maintaining Updates for the source code at no additional cost and on no less favorable terms and conditions as provided in this Agreement, or without at that time providing a substitute product equivalent in all material respects to the Licensor Software that is reasonably acceptable to Mercury Interactive.

15. EXPORT COMPLIANCE

Mercury Interactive shall comply with all then current export laws and regulations of the U.S. Government and the government of the country in which Mercury Interactive receives delivery of the Licensor Software or distributes the Licensor Software, which Mercury Interactive knows or should know pertain to the Licensor Software.

16. GENERAL

16.1 Relationship of the Parties. The Parties shall at all times during the term of this Agreement act as, and shall represent themselves to be, independent contractors, and not an agent, partner, joint venturer, or employee of the other Party. Neither Party will have the right to enter into any contracts or binding commitments in the name of the other Party or on such other Party’s behalf.

16.2 Entire Agreement and Amendment. This Agreement including all Exhibits attached hereto is intended as the complete, final and exclusive statement of the terms of the agreement between the Parties and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by both Parties.

16.3 Force Majeure. Neither Party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war or terrorism, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet, only while cause lasts, provided that the delayed Party: (a) gives the other Party prompt notice of such cause, and (b) uses its commercially reasonable efforts to promptly correct such failure or delay in performance.

16.4 Notices. Notices shall be given in writing to the address stated immediately below, or to such other address as shall be given by either Party to the other in writing. Any notice involving non-performance, termination, or renewal shall be sent by recognized overnight courier or by certified mail, return receipt requested. All other notices may additionally be sent by fax or e-mail with a confirmation of receipt. All notices shall be deemed to have been given and received on the earlier of actual delivery (except that faxes and e-mails sent on a non-business day will be deemed received on the next business day) or three (3) days from the date of postmark.

To Mercury Interactive:	To Licensor:

Mercury Interactive Corporation	Motive Communications Inc.
1325 Borregas Avenue	12515 Research Blvd., Bldg, 5
Sunnyvale, California 94089	Austin, Texas 78759
Attn: Business Operations
Attn: V.P. Corporate Development	Fax: 512-531-2500
Telephone: 512-339-9040

Fax: 408 822-5300
Telephone: 408-822-5200

And:

Ahikam Kaufman
Director of Finance
Mercury Interactive (Israel) Ltd.
19 Shabazi Street
Yehud 56100, Israel
Phone: +972-3-5399205

A copy of all notices to Mercury Interactive must also be sent to:

Mercury Interactive Corporation
Attn: General Counsel
1325 Borregas Ave.
Sunnyvale, CA 94089
U.S.A.

Fax: 408/822-5320
Telephone: 408/822-5200

16.5 Waiver. Failure of either Party to enforce compliance with any provision of this Agreement shall not constitute a waiver of such provision unless accompanied by a clear written statement that such provision is waived. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed. Except as expressly provided herein to the contrary, the exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other right or remedy provided by law or equity.

16.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid under any applicable statute, rule or law, the Parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement, and further agree to substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

16.7 Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other; except that either Party may assign its rights and delegate its obligations hereunder to any subsidiary or affiliate or in connection with a merger, acquisition, spin-out or other transfer of all or substantially all of the business, stock or assets to which this Agreement relates, provided such assignee agrees in writing to be bound by this Agreement, and provided further, that if any such merger, acquisition or transfer has resulted in a change of control of Mercury Interactive Corporation, where control means the assignee directly or indirectly owns more than fifty percent (50%) of the shares or interests entitled to vote for the directors of Mercury Interactive Corporation or its equivalent, then the scope of the Combined Products authorized under this Agreement shall remain the Mercury Interactive line of products and their Natural Successors and not any other lines of the assignee’s products. Any attempted assignment in violation of this provision shall be null and void. From and after the making of any such assignment and delegation by the assignor, the assignee shall be substituted for the assignor as a Party hereto and the assignor shall no longer be bound hereby. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of, and is enforceable by the Parties hereto and their respective successors and assigns.

16.9 Governing Law and Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAWS RULES. The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded in its entirety from application to this Agreement. If any term of this Agreement is inconsistent with any provision of Uniform Computer Information Transactions Act (“UCITA”), as UCITA may be enacted in California or any other state whose law is applicable, such term will be enforced to the full extent allowed by law.

16.10 Attorney’s Fees. In any action to enforce, or arising out of, this Agreement, the prevailing Party shall be entitled to be awarded all court costs and reasonable legal fees incurred.

16.11 Headings; Terminology. Headings in this Agreement are for the purpose of convenience only, and are not intended to be used in its construction or interpretation. Unless the context indicates otherwise, the singular or plural number will be deemed to include the other. “Including” will be deemed to mean “including but not limited to”.

16.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if both parties hereto had signed the same document. All counterparts will be construed together and will constitute one document.

16.13 Interpretation. Each provision of this Agreement shall be fairly interpreted and construed in accordance with its terms and without any strict interpretation or construction in favor of or against either Party.

16.14 Time Limit on Terms. If this Agreement is not signed prior to 12:00 P.M. PST on June 30, 2003, then neither party is legally bound to sign this Agreement based on the terms and conditions set forth within it and may renegotiate its provisions.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date(s) set forth below, to be effective as of the Effective Date.

MERCURY INTERACTIVE (ISRAEL) LTD.	Licensor: MOTIVE COMMUNICATIONS, INC.

Signed:	Signed:

Printed:	Printed:

Title:	Title:

Date:	Date:

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

Exhibit A

Licensor Software and Royalty Schedule

1. Initial Term

Initial Term runs from Effective Date though December 31, 2005

2. Licensor Software

•	Motive ServiceNet Infrastructure (“Platform”):

Including all current and future Platform Updates and extensions, and their Natural Successors, whether licensed to Licensor customers as part of the Platform or under a separate license agreement and/or separate fee. All languages and localized versions. The Platform includes, but is not limited to:

•	Motive Application Server, Analyst Server, Content Server, Front-end Server, Management Server, Reports Server, Integration Server, Motive Agents (heavyweight and lightweight) and the function libraries they use
•	All existing third party integrations provided by Licensor for the Motive Platform and products (i.e. integrations with help desk, ticketing, ISV application instrumentation, etc,). These integrations are in Source Code form and notwithstanding anything to the contrary in the Agreement, Mercury Interactive is entitled to use such source code for ongoing maintenance and support with no obligation to do so from Motive
•	All functions within the Platform supporting the knowledge base system
•	All functions within the Platform supporting data warehousing and reporting.

•	Motive Serviceability Applications (for purpose of this Exhibit, “Serviceability Applications” are applications that enable Licensee to diagnose, isolate and resolve known problems or issues):

Including all languages and localized versions, all current and future Updates and extensions, and their Natural Successors, whether licensed to Licensor customers as part of the Applications or under a separate license agreement and/or separate fee:

•	Self-Service Application
•	Assisted Remote Support Application
•	Event Initiated Remote Support Application
•	All future Updates released during the term of the Agreement
•	In general, the Applications/components include, but are not limited to:
•	Both “fat client” and web services versions, if available
•	Insight (analyst desktop)
•	Studio (content desktop)
•	Administration modules
•	Reporting applications including data warehouse
•	Knowledge base application
•	Any utilities available to manage, support and configure the applications

3. Internal Use by Mercury Customer Service and Managed Service Organizations

The license granted to Mercury Interactive and it Affiliates in Section 2.1 shall also include an unlimited use license, along with support and maintenance under Exhibit C, for the Licensor Software by Mercury Interactive’s Customer Service Organizations and Managed Services Organizations for no additional royalties or other fees, for the Initial Term of the Agreement and any Renewal Terms. This license is for reproduction and use by such organizations within any sites and on any systems of Mercury Interactive or its Contractors. Use of this license is restricted to providing support Services for the Combined Products only and shall not include use of Licensor Software to provide hosting services for multiple third parties as referred to in the definition of “Managed Services” in Section 1 of this Agreement. Should such organization request implementation or professional service from Licensor in connection with this license it shall be provided on at an additional charge based on mutually agreeable rates and terms in writing under Exhibit E.

4. Royalties

For the fees stated below (for Initial and Renewal Terms), Mercury shall have all of the rights and licenses granted in the Agreement, including the right to (1) sublicense, deploy, combine and use an unlimited number of Licensor Software licenses, as incorporated into the Combined Product, (2) create Derivative Works of the Licensor Software and deploy such Derivative Works with the Combined Products to the extent authorized in the Agreement, and (3) receive Licensor support and maintenance, as defined in Exhibit C. Mercury Interactive and its Affiliates are entitled to set their own pricing and discounts for the Combined Products, but shall do so in an equitable manner so as not to discriminate between the Combined Product and other Mercury Interactive products for the purpose of unfairly de-valuing the Licensor Software or reducing the “Net Revenue” attributable to the value of the Combined Products as that term is defined in Section 4.b) of this Exhibit A.

a) For Initial Term

Total Royalties Due for Initial Term: $15,000,000

Payment Due Date	Amount

Upon Agreement execution	$8,000,000
December 15, 2003	$3,000,000
March 15, 2004	$2,000,000
June 15, 2004	$2,000,000

b) For Renewal Terms

Definition of “Net Revenue” means net license fees (exclusive of support and maintenance, implementation, professional services, any other non-license fee revenue and any royalties on the Combined Products payable to third parties) received by Mercury Interactive and its Affiliates for the Combined Products. Net Revenue credit for perpetual licenses will be applied to the Renewal Term in which they are booked. Net Revenue credit for term/subscription licenses will be applied to the Renewal Term in which they are booked based on total net deferred revenue for the subscription term. When the Mercury Interactive Products are included in a product bundle in which the bundle is licensed for a single fee (each product is not line itemed), then the Net Revenue for the Mercury Products will be calculated by taking the average net revenue received for the entire bundle, calculating the average discount for the combined bundle based on their combined list prices and apply the same resulting percentage of discount off combined list to the list price of just the Mercury Interactive Product to arrive at a net license fee after discount for the Mercury Interactive Products.

After the Initial Term, Mercury may elect to renew the Agreement in its discretion with notice to Licensor prior to the expiration of the then current term on an annual basis, so long as Mercury Interactive pays the following up front royalties in accordance with the following tiers for each Renewal Term:

1.	$5.0M for all Net Revenue in the Renewal Term up to $50M
2.	$7.5M for all Net Revenue in the Renewal Term up to $100M
3.	$10.0M for all Net Revenue in the Renewal Term up to $150M
4.	$12.5M for all Net Revenue in the Renewal Term > $150M

The minimum royalty payment to renew for each Renewal Term is $5M payable at the start of the calendar year of the Renewal Term. Thereafter at the end of each subsequent calendar quarter, Mercury Interactive shall provide Motive with a year to date report identifying the total Net Revenue received for that Renewal Period to date. If the report indicates that total Net Revenue up to that point exceeded the maximum revenue amount for the royalty tier for which Mercury Interactive last reported and paid Net Revenue, then Mercury Interactive shall make an incremental payment of royalties of the difference between the royalty last paid and the royalty due for the tier corresponding to the total Net Revenue reflected in the current report. For each Renewal Term, the initial royalty and Net Revenue tier shall be reset at tier 1.

Payment of the incremental royalty payment is due net 30 days after the close of the applicable quarter covered by the report.

c) Buy-Out Option (“Option”)

(1) At such time, prior to July 1, 2008, that Mercury Interactive has paid to Licensor $50,000,000 in cumulative royalties under this Agreement, Mercury’s rights and licenses set forth in this Agreement shall be considered fully paid up, and as a consequence Mercury Interactive shall have no further obligation to make any royalty payments to Licensor, and shall receive a perpetual, irrevocable right to deploy an unlimited number of perpetual Licensor Software licenses to be used in accordance with all of the rights and license granted in the Agreement. (2) In its sole discretion, Mercury Interactive is entitled at any time, prior to July 1, 2008, to elect to purchase this same unlimited, perpetual license by paying Licensor a one-time fee equal to the difference between the cumulative royalties paid to Licensor under this Agreement to the date of election and $50,000,000. Both of the scenarios in (1) and (2) above shall be considered Mercury Interactive’s election of the Option. If Mercury elects to exercise the Option, Mercury is entitled to receive optional annual maintenance and support under this Agreement for $1,500,000 per year. The $1,500,000 maintenance and support fee is fixed for all future years Mercury Interactive elects to purchase and receive such services and will be performed in accordance with Exhibit C. The Option fee in (2) above, and the first year’s maintenance and support fee if Mercury Interactive provides notice that it wishes to receive annual maintenance and support, will be payable net thirty (30) days after the date of Option exercise. Election of the Option replaces the 4.b) Renewal Terms above (at which point notwithstanding Section 8.1 of the Agreement the term of the Agreement shall become perpetual) and relieves Mercury Interactive of making any payments under that clause. Payment obligations for all Initial Term fees will not be impacted by Mercury’s decision whether or not to exercise this Option, with the understanding that the royalties paid for the Initial Term shall be included in the cumulative royalty calculations for the Option.

Section 5 below, “Fees for Support and Maintenance After Expiration or Termination” does not apply if Mercury chooses to exercise this Option and the maintenance and support fee will remain $1,500,000 per year indefinitely.

5. Fees for Support and Maintenance After Expiration or Termination (this Section applies to Paragraphs 4. a) and 4. b) only and does not apply if the Option under 4. c) is exercised)

After expiration or termination of the Agreement for any reason, for as long as Mercury wishes to obtain at its discretion maintenance and support services from Licensor under Exhibit C, Mercury shall pay annual support and maintenance fees equal to:

•	For years 1, 2 & 3 following termination – 7.5% of the cumulative royalties paid to Licensor

•	For years 4, 5 & 6 following termination – 5.00% of the cumulative royalties paid to Licensor

•	For years 7, 8 & 9 and beyond following termination – 2.5% of the cumulative royalties paid to Licensor

If during a period under which Mercury Interactive is then currently paying for support and maintenance, Licensor discontinues offering support and maintenance for specific Licensor Software or components thereof, Mercury Interactive may at its option receive the Source Code to those specific Licensor Software products or components for the sole purpose of providing continued support, upgrades, and fixes to End Users.

Cumulative Royalties is for license fees and does not include any support and maintenance fees paid to Licensor after termination of the Agreement.

Support and Maintenance fees shall be paid in advance on a net 30 day basis at the beginning of each annual renewal period.

During the time Mercury Interactive is operating under the Fees for Support and Maintenance After Expiration or Termination above, Mercury Interactive, Affiliates, and Mercury Interactive Partners will not distribute or deploy any Licensor Software, Combined Software, or Derivative Works licenses except to provide ongoing maintenance and support to existing End Users, unless Mercury Interactive has exercised the Option.

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT B

MERCURY INTERACTIVE SOFTWARE AND SERVICES

•	Topaz Incident Manager, and all Natural Successors

•	All future products developed by Mercury Interactive whose core function requires the Licensor “Platform” (referred to in Exhibit A) or embeds the Licensor Platform.

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT C

MAINTENANCE AND SUPPORT SERVICES FOR ALL LICENSEES AND SUBLICENSEES UNDER THE

AGREEMENT

During the Initial Term, any subsequent Renewal Terms thereafter and for the two 2 years after termination as provided for in the Section 8.3 (Effect of Termination) of the Agreement for which Mercury Interactive has subscribed to and paid for contracted annual maintenance and support for the Licensed Software as set forth in the Agreement, Motive will provide “Second Level Support” and “Third Level Support” support and maintenance services for the Licensed Software as provided herein with Mercury Interactive and/or its Affiliates providing “First Level Support”.

SCOPE OF SUPPORT AND MAINTENANCE SERVICES. Motive shall use commercially reasonable efforts to provide the following services for the Licensor Software during the hours specified:

•	Maintain a center capable of receiving information from Mercury Interactive through the Motive client technology, electronic mail, fax, or telephone.

•	Information will also be made available via the Internet, including but not limited to, frequently asked questions, known issues, and maintenance downloads.

•	Standard support and error correction allow for up to 4 (four) people designated by the Mercury Interactive for each Mercury Interactive or Affiliate contact center geography (currently the U.S., Europe, Middle, East, Africa, Asia Pacific and Japan) to Motive in writing to have access to the Motive support organization (“Authorized Contact Persons”). Licensor shall endeavor to reasonably accommodate request for additional contacts free of charge (up to a total of 8 designated contacts if the Mercury Interactive Products with which the Licensor Software are integrated is limited to the Topaz line of products, but if such integrated Mercury Interactive Products expand to other Mercury Interactive product lines, then Licensor shall not unreasonably withhold its consent to add additional requested contacts) as the volume of End Users sublicenses increase or for additional geographic support centers. For any other requests, additional contacts may be purchased, if so desired by the customer, for an additional fee per maintenance term. Unlimited access to Licensor’s support web site, currently “Motive esource”.

•	All inquiries to technical support must be made by an Authorized Contact Person.

•	All Licensor Software “Updates” as defined in the Agreement and the delivery provisions therein.

•	Motive shall make reasonable effort to accommodate requests for modifications or additional features; however, Motive is under no obligation to incorporate those requests from Mercury Interactive in future releases of any product or product component unless otherwise agreed upon in the Agreement under an applicable Exhibit.

ERROR SEVERITY LEVELS. Motive shall exercise commercially reasonable efforts to correct any Error reported by Mercury Interactive in the current unmodified release of Licensor Software in accordance with the Severity level reasonably assigned to such Error by Motive.

•	Severity 1 Errors – Motive shall promptly commence the following procedures: (i) assign Motive qualified Second Level Support engineers to investigate the Error; (ii) promptly notify Mercury Interactive support contact that steps being taken to correct such Error(s) as soon as possible in accordance with the provisions herein; (iii) provide Mercury Interactive with periodic reports on the status of the investigation and upon request; and (iv) initiate work to provide Mercury Interactive with a Workaround or Fix as soon as possible. Response Time for all Severity Level 1 Errors is 30 minutes and resolution through a Fix or Workaround as soon as possible but no later than 1 business day.

•	Severity 2 Errors – Motive shall promptly commence the following procedures: (i) assign Motive qualified Second Level Support engineers to investigate the Error; (ii) promptly notify Mercury Interactive support contact that steps being taken to correct such Error(s) as soon as possible in accordance with the provisions herein; (iii) provide Mercury Interactive with periodic reports on the status of the investigation and upon request; and (iv) initiate work to provide Mercury Interactive with a Workaround or Fix as soon as possible. Response Time for all Severity Level 2 Errors is 4 hour and resolution through a Fix or Workaround within 5 business days with reasonable efforts to do so within 4 business days.

•	Severity 3 Errors – Motive may include the Fix for the Error in a future release of the Licensor Software. Motive shall promptly commence the following procedures: (i) assign Motive qualified Second Level Support engineers to investigate the Error; (ii) promptly notify Mercury Interactive support contact that steps being taken to correct such Error(s) as soon as possible in accordance with the provisions herein; (iii) provide Mercury Interactive with periodic reports on the status of the investigation and upon request; and (iv) initiate work to provide Mercury Interactive with a Workaround or Fix as soon as possible. Response Time for all Severity Level 3 Errors is 1 business day and resolution through a Workaround within 10 business days and a Fix within 21 business days.

•	Mercury Interactive is responsible for providing sufficient information and data to allow Motive to readily reproduce all reported Errors. If Motive believes that a problem reported by Mercury Interactive may not be due to an Error in a Licensor Software, Motive will so notify Mercury Interactive

EXCLUSIONS. Motive shall have no obligation to the extent the provisions of support is materially and adversely affected by: (i) altered or damaged Licensor Software, or any portion of Licensor Software incorporated with or into other Licensor Software except for any in or with the Combined Products as authorized in the Agreement; (ii) Licensor Software that is not the then current or commercial non-modified release or immediately Previous Sequential Release (iii) Licensor Software problems caused by Mercury Interactive’s negligence, abuse or misapplication, use of Licensor Software other than as specified in Motive’s user manual or other causes beyond the control of Motive; or (iv) Licensor Software installed on any hardware that is not supported by Motive. Motive shall have no liability for any changes in and End User’s or Mercury Interactive’s hardware which may be necessary to use Licensor Software due to a Workaround or maintenance release, provided that Motive has provided all necessary hardware and software information on the platforms and other IT environment supported by releases of Licensor Software.

SERVICE COVERAGE. The following paragraph outlines the period of coverage for the Licensed Software.

Motivated Support Package.

•	Hours of Support: 24 hours a day, in each of Mercury Interactive regional support centers.

•	Description: 24x7 response for Severity 1 Requests.

CLASSIC SUPPORT REQUEST CONTACTS

The worldwide process for support is to use the Motive support system to electronically submit an incident. If that is not feasible, the phone numbers provided below for the region you are calling from should be used.

The contact points for classic support requests (phone, Email, or Web submissions) are as follows:

•	USA Toll Free Phone: (877) 2-Motive, then press 7

•	USA Fax Number (512) 339-9040

•	Europe Phone: +44 (0) 208 334 8989

•	Europe Fax: +44 (0) 208 334 8951

•	Asia Pacific Phone: To be provided

•	Asia Pacific Fax: To be provided

•	Email: support@motive.com

•	Web: http//support.motive.com

DEFINITIONS.

“Error” means a defect or any other instance in or with the Licensor Software where it does not meet its published specifications and Documentation in all material respects.

“Error Correction” means the use of reasonable commercial efforts to correct Errors in accordance with the Exhibit by providing a Fix or Workaround that provides a temporary procedural or process change which avoids the problem or reduces the impact of the problem until such time that a permanent solution or Fix is available.

“Fix” means a full tested and quality controlled repair or replacement of object or executable code of the Licensor Software to remedy an Error.

“First Level Support” means the initial response (and any follow up response as appropriate) to a customer-initiated Support Request. First Level Support includes the acceptance of a telephonic or electronic Support Request from the End User; the identification of the customer; the verification of support entitlements; the recording of the Support Request into a problem management system; the dispatching of the Support Request to the appropriate technical resource; answering basic product installation, configuration and usage questions.

“Previous Sequential Release” means the release of Licensor Software which has been replaced by a subsequent release of the same Licensor Software. Notwithstanding anything else, a Previous Sequential Release will be supported by Motive only for a period of 12 months after release of the subsequent release, however after the 12 months Motive will use reasonable efforts to cooperate with Mercury Interactive to provide support for such pre-12 month release on mutually agreeable terms.

“Second Level Support” means a prompt response to Support Requests escalated by First Level Support including providing a Fix or Workaround, if possible. Second Level Support involves in depth answering product installation, configuration and usage questions; problem isolation and identification; providing standard fixes and Workarounds to known problems; initial problem/failure information gathering for previously unknown problems and the escalation of Support Requests to Third Level Support when a Fix or Workaround cannot be provided within the time guidelines stated herein.

“Severity 1 Error” means an Error which impacts production environments only. The Licensor Software is mission critical and the situation is an emergency for the End User. This Error prevents the End User from performing a mission critical action or task in the system.

“Severity 2 Error” means an error in which a major functionality is experiencing a reproducible problem which causes major inconvenience to the user. A workaround may exist but it has high user impact.

“Severity 3 Error” means an Error in which an important function is experiencing an intermittent problem or a common non-essential operation is failing consistently.

“Support Services” means Motive support services as described in Section 1 and as otherwise set forth herein.

“Third Level Support” means a prompt response to Support Requests escalated by Second Level Support including providing a Fix acceptable to Mercury Interactive and the End User. Third Level Support is provided by designated qualified Licensor support engineers and includes answering complex setup or usage questions, additional information gathering and problem isolation, providing relief for both new and known complex problems and the provision of a fully documented and tested permanent Fix.

“Classic Support” means technical support assistance provided by Motive via telephone, electronic mail, or fax to the Technical Support Contact during normal business hours or the Mercury Interactive regional support center concerning the installation and use of the then current release of a Licensor Software and the Previous Sequential Release.

“Workaround” means a change in the procedures followed or data supplied by Mercury Interactive to avoid an Error without materially impairing use of the Licensor Software.

“Response” means acknowledgement of problem received containing assigned support engineer name, problem queue name, data and time assigned, and severity assignment.

ROLES AND RESPONSIBILITIES FOR TIERED SUPPORT

Mercury Interactive shall provide First Level Support and Second Level Support for the Licensor Software.

•	Mercury Interactive shall attempt to ascertain the nature of reported Error and the circumstances under which such Error occurs. Mercury Interactive shall provide Licensor with available information and documentation sufficient for Licensor to duplicate the circumstances under which such Error becomes apparent.

•	Mercury Interactive shall report, in a mutually agreed format, Errors and the Severity Level of the Error to Licensor. Licensor will provide technical contact, will attempt to verify the Error and will provide a Fix or Workaround (if it has not already been provided by Mercury Interactive) and a permanent Fix

Licensor shall provide Second Level Support and Third Level Support for the Licensor Software.

•	After Mercury Interactive informs the Licensor technical support contact of a Error and the Severity Level of the Error after providing First Level Support, Licensor will take necessary steps to verify the Error and will provide a Fix or Workaround (if it has not already been provided by Mercury Interactive ) and a permanent Fix within the time frames set forth above consistent with the Severity Level of the Error.

•	Alternatively, if Licensor determines that the defect arises only when a Licensor Software is used in a manner other than that for which it was intended, Licensor will provide a written statement to the Mercury Interactive technical contact that a Licensor Software operates as described in Licensor’s current user Documentation.

•	Licensor will advise Mercury Interactive immediately whenever: (i) relief and/or a permanent Fix has been provided for a reported problem and the nature of that relief or permanent Fix; or (ii) relief and/or a permanent Fix will not be available within the timeframes specified above. Licensor will also provide Mercury Interactive with periodic status reports detailing the progress of permanent Fixes on a mutually agreeable schedule and information format.

•	Upon Mercury Interactive’s request, Licensor will review and comment upon the technical content of all support notes, trouble shooting guides, or other technical documents relating to a Licensor Software which Mercury Interactive may generate from time to time.

•	Subject to payment of mutually agreeable consulting rates, and expenses, and the availability of Licensor support personnel, Licensor use reasonable efforts to agree to provide on-site service calls to Mercury Interactive’s facility or an End User site upon reasonable request.

STANDARD OPERATING PROCEDURES

•	Upon request of Mercury Interactive, Licensor and Mercury Interactive through the use of reasonable efforts, will endeavor to agree upon additional necessary standard operating procedures relating to the coordination and provision of Second and Third Level Support by Licensor. The standard operating procedures may include field operating interfaces, service call escalation procedures, logistics processes, performance metrics and administrative procedures.

•	Each party shall appoint an employee to act as its respective technical program manager, to coordinate the maintenance and support of Licensor Software. Either party may change the individual designated as its technical program manager by written notice to the other.

•	Licensor shall also assign a senior engineer trained in the integration between the Licensor Software and the Mercury Interactive Products.

•	In addition, Licensor will identify two readily available senior support/engineering personnel to act as escalation contacts for Mercury Interactive in connection with any issues with Second Level Support or Third Level Support reported by Mercury Interactive to Licensor.

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT D

TRAINING, INTEGRATION, R&D SUPPORT PLAN

Training

Licensor will develop appropriate train-the-trainer plans for training of the following Mercury Interactive departments: customer education and training, customer support, professional services, sales and pre-sales. Licensor will provide Mercury Interactive with up to four (4) weeks of initial on-site training for these purposes at no additional charge.

Support for Integration and Development

To support Mercury Interactive’s integration and development efforts for the initial Mercury Interactive Products to be combined with the Licensor Software as a Combined Product (Topaz Incident Manager):

•	Licensor will provide 4 weeks of onsite training at Mercury’s Israel R&D facility or another mutually agreed upon location, at no additional charge.

•	Licensor will provide a dedicated primary named contact within its R&D organization to be the primary point of contact for Mercury R&D support issues and questions related to the integration and development efforts.

•	Both parties will meet within 2 weeks following execution of the Agreement to develop a product integration and development plan. Licensor agrees to assist Mercury with product and integration architecture, design and development strategy. Licensor will assign an R&D project manager to work with Mercury on these issues.

•	Mercury intends to have a team of up to four (4) engineers work onsite at Licensor, in conjunction with Licensor engineers, to facilitate integration development. Licensor agrees to accommodate the Mercury engineers and their requirements.

•	Licensor agrees to provide a reasonable amount of engineering or engineering assistance for phase 1 and 2 of the integration, as required by Mercury, to develop the necessary integration, which may include, but is not limited to:

•	Connecting Licensor Software message bus with Mercury Topaz message bus through an adapter

•	Providing APIs, configuration controls, “skins”, custom installation modes, etc. to facilitate a seamless integration with Topaz and Licensor Software, including Mercury branding

•	Minor efforts, if necessary, to decouple specific components, and/or provide adaptation to different versions of the application server (Tomcat/Jboss), etc., in order for Mercury to be able to deploy the Licensor Software within a Topaz Incident Manager environment.

•	Licensor will include Mercury in its “Meteor” initiative, and both parties agree to collaborate on efforts to establish a CMDB/blueprint schema as a defacto industry standard (including adoption by ISVs).

•	Licensor and Mercury Interactive will collaborate on defining its run book entity. Licensor will use all commercially reasonable efforts to implement such run book entity into the Licensor Software offering.

•	Licensor will allocate the equivalent of two (2) fulltime technical resources for six (6) months to assist Mercury Interactive in the integration of the Licensor Software into the Combined Product. If mutually agreed to be necessary and appropriate, Licensor will provide an additional two (2) technical resources (for a total of four (4)) to assist in the product integration effort.

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT E

CONSULTING AND PROFESSIONAL SERVICES

[To be mutually agreed upon prior to order of first services]

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT F

DEVELOPMENT WORK

[FORM ONLY]

SCOPE OF WORK

COST

MILESTONES

ACCEPTANCE CRITERIA

WARRANTY

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT G

DELIVERY ADDRESS

Mercury Interactive (Israel) Ltd.	To be promptly provided by Mercury Interactive, and if not provided by the delivery date use the address in Israel for Mercury Interactive set forth in Section
16.4 to the attention of “Boaz Chalamish, R&D”

Delivery Address

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT H

JOINT MARKETING ACTIVITIES

Once the initial Combined Product integrated with the Licensor Software in accordance with Exhibit A first becomes generally available to End Users from Mercury Interactive (“GA), Mercury agrees to do the following: Become a reference customer and assist Licensor in answering a reasonable number of inquiries, either from prospective customers or external influencers such as press and industry analysts to be secured and coordinated by Motive. Mercury also agrees that its name may be included in Motive customer lists with prior approval of the reference. Within a target of two weeks after GA, Mercury and Licensor shall mutually concur with Licensor writing and issuing a press release announcing the agreement and how Mercury plans to use Motive’s Licensor Software to support its enterprise. The announcement shall be subject to approval from Mercury prior to publication, such approval shall not be unreasonably withheld. Motive will coordinate its efforts with the appropriate communications personnel in Mercury’s organization to ensure message consistency and adherence to corporate guidelines and processes.

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT I

MUTUAL NON-DISCLOSURE AGREEMENT

THIS MUTUAL NONDISCLOSURE AGREEMENT (“NDA”) is made as of June 30, 2003 (“Effective Date”), by and between MERCURY INTERACTIVE (ISRAEL) LTD, CORPORATION and its “Affiliates” as defined in the Agreement, a Delaware corporation having its principal place of business at 19 Shabazi Street, Yehud 56100, Israel (“MIIL”), and Motive Communictations, Inc. (“Licensor”), a Delaware corporation, having its principal place of business at 12515 Research Boulevard, Building 5, Austin, Texas, 78759.

1. Purpose. The Parties wish to explore a business opportunity of mutual interest including entering into the Inbound Corporate Marketing OEM License Agreement (“Agreement”) to which this NDA is attached as an Exhibit (“Authorized Purpose”). In connection with the Authorized Purpose, each Party may disclose to the other certain information the disclosing Party considers confidential and desires the receiving Party to treat as confidential pursuant to the terms of this NDA.

2. Definition. As used in this NDA, “Confidential Information” means any information (including, but not limited to, information related to current, future and proposed products, financial information, procurement requirements, sales and merchandising and marketing plans), whether tangible or intangible, printed or electronic, or otherwise, disclosed by either Party to the other, either directly or indirectly, in writing, orally or by inspection of tangible objects. “Confidential Information” includes, but is not limited to, software and related documentation and other information that: (a) if disclosed in tangible form, is designated “Confidential,” “Proprietary,” or some similar designation; or (b) if disclosed orally, or in any other intangible form, is confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure. “Confidential Information” shall also include confidential or proprietary information of third Parties that the disclosing Party is permitted to disclose. “Confidential Information” shall not, however, include any information which: (i) is at the time of disclosure, or subsequently becomes, publicly known and made generally available through no action or inaction of the receiving Party; (ii) a Party receives from a third party not under obligation of confidentiality prior to the disclosure by the disclosing Party of such information, as shown by the receiving Party’s records immediately prior to the time of disclosure; (iii) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as shown by the receiving Party’s records or other competent evidence; or (iv) is required by law to be disclosed by the receiving Party, provided that the receiving Party gives the disclosing Party written notice as promptly as possible under the circumstances of such requirement prior to such disclosure and provides reasonable assistance at the disclosing Party’s reasonable expense in obtaining an order protecting the information from public disclosure.

3. Non-Use and Non-Disclosure. Each Party agrees that the Confidential Information of the other Party may not be disclosed, reproduced, distributed, transferred, or, except for the Authorized Purpose, used for any purpose. Each Party agrees not to disclose any Confidential Information of the other Party to its employees, except to those of its employees who have a need to know the Confidential Information for the Authorized Purpose.

4. Maintenance of Confidentiality. Each Party agrees that it shall take reasonable measures to protect the secrecy of, and avoid disclosure and unauthorized use of, the Confidential Information of the other Party. Without limiting the foregoing, each Party shall take at least those measures that it takes to protect its own confidential information of similar importance and shall ensure that its employees who have access to Confidential Information of the other Party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Neither Party shall make copies of Confidential Information of the other Party unless the same are previously approved in writing by the other Party. A Party shall reproduce the other Party’s confidential or proprietary notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. Each Party agrees to use reasonable measures to segregate all Confidential Information of the other Party from its own Confidential Information to prevent commingling.

5. No Obligation. Nothing herein shall obligate either Party to proceed with any transaction between them, other than the Agreement, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this NDA concerning any other business opportunity.

6. No Warranty. Except for the warranties provided in the Agreement, all Confidential Information is provided “AS IS”. Neither Party makes any representations or warranties, express or implied or otherwise, regarding its accuracy, completeness or performance. Neither Party shall be liable for any damages whatsoever relating to the other Party’s use of the Confidential Information.

7. Return of Material. All software, documents, and other tangible objects containing or representing Confidential Information which have been disclosed by a Party to the other Party, and all complete or partial copies thereof that are in the possession of the receiving Party, shall be and remain the property of the disclosing Party, and shall be promptly returned to the disclosing Party upon the disclosing Party’s written request, except for Confidential Information that is necessary to be retained for a Party to continue performing is obligations or exercising its rights that survive expiration or termination of the Agreement.

8. No License. Nothing in this NDA grants any rights to either Party under any patent, trademark or copyright of the other Party, nor does this NDA grant any Party any rights in or to the Confidential Information of the other Party. This provision does not affect any licenses granted by the Agreement.

9. Term. The obligations of a receiving Party hereunder shall survive until such time as the Confidential Information of the other Party disclosed hereunder becomes publicly known or made generally available without restriction through no action or inaction of the receiving Party.

10. Remedies. Each Party agrees that any violation or threatened violation of this NDA may cause irreparable injury to the other Party, entitling the other Party to seek injunctive relief in addition to all other rights and remedies at law or in equity.

11. Choice of Law: Jurisdiction: Etc. Sections 16.9 “Governing Law; Venue” and 16.10 “Attorney’s Fees” apply.

12. Assignment. Section 16.7 “Assignment” applies.

13. Notices. Section 16.4 “Notices” applies.

14. Miscellaneous. This NDA contains the entire agreement between the Parties with respect to the subject matter hereof. Any failure or delay by a Party to enforce its rights hereunder shall not be deemed a subsequent waiver of that right or to waive enforcement of any other right or term. In the event that any provision of this NDA shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions of this NDA shall not be affected and shall remain in full force and effect. This NDA shall not be modified, amended, or in any way altered, except by a written instrument signed by both Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this NDA on the date first written above.

MERCURY INTERACTIVE (ISRAEL) LTD.	LICENSOR: MOTIVE COMMUNICATIONS, INC.

By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:

37

CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT

EXHIBIT J

SOURCE CODE ESCROW AGREEMENT

[TO BE COMPLETED AND ATTACHED]